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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                               THE SCOTTS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

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[THE SCOTTS COMPANY LOGO]

THE SCOTTS COMPANY
PROXY STATEMENT FOR 2000 ANNUAL MEETING

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

                           [THE SCOTTS COMPANY LOGO]

                               THE SCOTTS COMPANY
                              41 SOUTH HIGH STREET
                                   SUITE 3500
                              COLUMBUS, OHIO 43215

                                                                January 14, 2000
Dear Fellow Shareholders:

     The Annual Meeting of the Shareholders (the "Annual Meeting") of The Scotts Company, an Ohio corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, February 15, 2000, at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be transacted at the Annual Meeting.

     The Board of Directors has nominated three directors, each for a term to expire at the 2003 Annual Meeting. The Board of Directors recommends that you vote FOR each of the nominees.

     In addition to the election of directors, you are being asked to approve an amendment to the Amended Articles of Incorporation of the Company to increase the authorized number of common shares from 50,000,000 to 100,000,000. The Board of Directors recommends that you vote FOR this proposal.

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the prompt return of your proxy in the enclosed return envelope will save the Company additional expenses of solicitation and will help ensure that as many common shares as possible are represented.

                                          Sincerely,

                                          /s/ Charles M. Berger
                                          CHARLES M. BERGER
                                          Chairman, President and Chief
                                          Executive Officer

                           [THE SCOTTS COMPANY LOGO]

                               THE SCOTTS COMPANY
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 15, 2000
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of The Scotts Company, an Ohio corporation (the "Company"), will be held at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio, on Tuesday, February 15, 2000, at 10:00 a.m., local time, for the following purposes:

        1. To elect three directors, each for a term of three years to expire at the 2003 Annual Meeting;

        2. To approve an amendment to the Amended Articles of Incorporation of the Company to increase the authorized number of common shares from 50,000,000 to 100,000,000; and

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The close of business on December 20, 1999, has been fixed by the Board of Directors of the Company as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your common shares in person, your proxy will not be used.

                                          By Order of the Board of Directors,

                                          /s/ G. Robert Lucas
                                          G. ROBERT LUCAS
                                          Executive Vice President, General
                                          Counsel and Corporate Secretary

41 South High Street
Suite 3500
Columbus, Ohio 43215
January 14, 2000

                           [THE SCOTTS COMPANY LOGO]

                               THE SCOTTS COMPANY
                              41 SOUTH HIGH STREET
                                   SUITE 3500
                              COLUMBUS, OHIO 43215

                                PROXY STATEMENT

                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TUESDAY, FEBRUARY 15, 2000

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Scotts Company, an Ohio corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio, on Tuesday, February 15, 2000, at 10:00 a.m., local time, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about January 14, 2000. Only holders of record of the Company's common shares, without par value (the "Common Shares"), on December 20, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 28,521,006 Common Shares outstanding. Each Common Share entitles the holder thereof to one vote. A quorum for the Annual Meeting is a majority of the voting shares outstanding. There is no cumulative voting. There are no voting securities of the Company outstanding other than the Common Shares.

     Common Shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such street name shares and may vote such shares on "routine" matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on other matters, which typically include the approval of an amendment to the articles of incorporation, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as "broker non-votes."

     If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as directors of those persons named below and FOR the approval of the amendment to the Amended Articles of Incorporation of the Company to increase the authorized number of Common Shares from 50,000,000 to 100,000,000.

     The Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be properly presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently-dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

     The expense of preparing, printing and mailing proxy materials to the Company's shareholders will be borne by the Company. In addition, proxies may be solicited personally or by telephone, mail or facsimile. Officers or employees of the Company may assist with personal or telephone solicitation and will receive no additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Shares.

     If a shareholder is a participant in The Scotts Company Retirement Savings Plan (the "RSP") and Common Shares have been allocated to such person's account in the RSP, the shareholder is entitled to vote the allocated Common Shares.

               BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY

     The following table furnishes certain information as of December 1, 1999 (except as otherwise noted), as to the Common Shares beneficially owned by each of the directors of the Company, by each of the individuals named in the Summary Compensation Table and by all directors and executive officers of the Company as a group, and, to the Company's knowledge, by the only persons beneficially owning more than 5% of the outstanding Common Shares.

                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                           ----------------------------------------------------------
                                              COMMON SHARES WHICH
                                              CAN BE ACQUIRED UPON
                                             EXERCISE OF OPTIONS OR
                            COMMON SHARES     WARRANTS EXERCISABLE                      PERCENT OF
NAME OF BENEFICIAL OWNER   PRESENTLY HELD        WITHIN 60 DAYS            TOTAL         CLASS(2)
------------------------   ---------------   ----------------------    --------------   ----------
James B Beard, Ph.D. ....        16,727(3)             33,000                  49,727       (4)
Charles M. Berger(5).....        20,432(6)            400,000                 420,432      1.45%
Joseph P. Flannery.......         2,000                34,000                  36,000       (4)
Horace Hagedorn..........        37,526(7)             34,000                  71,526       (4)
James Hagedorn(5)........    10,109,464(8)          3,039,000(9)           13,148,464     41.67%
Albert E. Harris.........         2,000(10)           12,000                  14,000       (4)
John Kenlon..............       199,599(11)            45,642(12)             245,241       (4)
G. Robert Lucas(5).......         2,503(13)            70,000                  72,503       (4)
Karen G. Mills...........         5,000                26,000                  31,000       (4)
Jean H. Mordo(5).........        30,000               150,000                 180,000       (4)
Patrick J. Norton........         5,100(14)             5,500                  10,600       (4)
James L. Rogula(5).......         2,061                10,000                  12,061       (4)
John M. Sullivan.........         1,000                29,000                  30,000       (4)
L. Jack Van Fossen.......         1,200                30,000                  31,200       (4)
John Walker, Ph.D. ......             0                 5,500                   5,500       (4)
All directors and
  executive officers as a
  group (27 persons).....    10,526,332(15)         4,090,399              14,616,731     44.83%
Hagedorn Partnership,
  L.P....................    10,067,578(16)         3,000,000(16)          13,067,578     41.47%
800 Port Washington Blvd.
Port Washington, NY 11050
Perry Corp. .............     1,823,432(17)                 0               1,823,432(17)  6.40%
Richard Perry
599 Lexington Avenue
New York, NY 10022

---------------
 (1) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all Common Shares reflected in the table.

 (2) The percent of class is based upon the sum of (i) 28,513,006 Common Shares outstanding on December 1, 1999, and (ii) the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options or warrants exercisable within 60 days of September 30, 1999.

 (3) Includes 11,727 Common Shares owned by Dr. Beard's spouse.

 (4) Represents ownership of less than 1% of the outstanding Common Shares of the Company.

 (5) Individual named in the Summary Compensation Table.

 (6) Includes 1,632 Common Shares allocated to Mr. Berger's account and held by the trustee under the RSP.

 (7) Mr. Horace Hagedorn is the father of the general partners of Hagedorn Partnership, L.P., a Delaware limited partnership (the "Hagedorn Partnership"). He is not himself a partner of, and does not have sole or shared voting or dispositive power with respect to any of the Common Shares or Warrants held by, the Hagedorn Partnership. See note (16) below.

 (8) Mr. James Hagedorn is a general partner of the Hagedorn Partnership and has shared voting and dispositive power with respect to the Common Shares held by the Hagedorn Partnership. See note (16) below. He holds 33,700 Common Shares directly, and 8,186 Common Shares are allocated to his account and held by the trustee under the RSP.

 (9) Mr. James Hagedorn holds currently exercisable options to purchase 39,000 Common Shares. As a general partner of the Hagedorn Partnership, he has shared voting and dispositive power with respect to the Warrants held by the Hagedorn Partnership.

(10) Includes 1,000 Common Shares owned by Mr. Harris' spouse.

(11) Includes 6,652 Common Shares allocated to Mr. Kenlon's account and held by the trustee under the RSP.

(12) Mr. Kenlon owns Warrants to purchase 6,642 Common Shares. Each of Mr. Kenlon's four children beneficially owns Warrants to purchase an additional 15,000 Common Shares, for which Mr. Kenlon disclaims beneficial ownership. The Hagedorn Partnership has the right to vote, and a right of first refusal with respect to, the Company's securities received by Mr. Kenlon and his children pursuant to the Merger Agreement described below (192,947 Common Shares presently held by Mr. Kenlon and Warrants to purchase an aggregate of 66,642 Common Shares). See note (16) below. Mr. Kenlon also holds currently exercisable options to purchase 39,000 Common Shares.

(13) Includes 200 Common Shares owned by Mr. Lucas' spouse, 2,000 Common Shares held in a broker retirement account on behalf of Mr. Lucas and 303 Common Shares allocated to Mr. Lucas' account and held by the trustee under the RSP.

(14) Includes 100 Common Shares owned by Mr. Norton's spouse.

(15) See notes (3) and (6) through (14) above and note (16) below. Also includes Common Shares held by the respective spouses of executive officers of the Company and by their children who live with them; and Common Shares allocated to the accounts of executive officers and held by the trustee under the RSP. Excludes any Common Shares attributable to the named person's account in The Scotts Company Executive Retirement Plan (the "Executive Plan"), because the named person has no voting or dispositive power with respect to the portion of his account attributed to Common Shares of the Company.

(16) The Hagedorn Partnership owns 9,869,631 Common Shares, Warrants to purchase 2,933,358 Common Shares, and has the right to vote, and a right of first refusal with respect to, the Company's securities received by Mr. Kenlon and his children pursuant to the Merger Agreement described below. See note
     (12) above. The general partners of the Hagedorn Partnership are Mr. James Hagedorn, Ms. Katherine Hagedorn Littlefield, Mr. Paul Hagedorn, Mr. Peter Hagedorn, Mr. Robert Hagedorn and Ms. Susan Hagedorn, each of whom is a child of Mr. Horace Hagedorn and a former shareholder of Stern's Miracle-Gro Products, Inc. ("Miracle-Gro Products"). Community Funds, Inc., a New York not-for-profit corporation ("Community Funds"), is a limited partner of the Hagedorn Partnership.

     The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the "Merger Agreement"), among the Company, ZYX Corporation, Miracle-Gro Products, Stern's Nurseries, Inc., Miracle-Gro Lawn Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn Partnership, Horace Hagedorn, Community Funds and John Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of October 1, 1999 (the "First Amendment"), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the "Miracle-Gro Shareholders") to acquire additional voting securities of the Company. See "-- The Merger Agreement and the First Amendment" below.

 (17) Based on information contained in Amendment No. 1 to Schedule 13G, dated February 16, 1999, as of December 31, 1998, Perry Corp., a New York corporation, has sole voting and dispositive power with respect to 1,823,432 Common Shares of the Company. Perry Corp. is a private investment firm, and Richard C. Perry is the President and sole stockholder of Perry Corp.

THE MERGER AGREEMENT AND THE FIRST AMENDMENT

     In connection with the transactions contemplated by the Merger Agreement, the Hagedorn Partnership, Horace Hagedorn and John Kenlon acquired an aggregate of 195,000 shares of Class A Convertible Preferred Stock, without par value (the "Convertible Preferred Stock"), of the Company. On April 27, 1999, John Kenlon converted 571 shares of Convertible Preferred Stock into 30,051 Common Shares, and on August 30, 1999, the Hagedorn Partnership converted 3,135 shares of Convertible Preferred Stock into 164,995 Common Shares. Effective October 1, 1999, the Hagedorn Partnership, Horace Hagedorn and John Kenlon converted the remainder of their shares of Convertible Preferred Stock into 10,068,104 Common Shares in accordance with the terms of the First Amendment. In exchange for this early conversion, those shareholders received an aggregate amount of approximately $6.4 million, representing the amount of the dividends on the Convertible Preferred Stock that would have otherwise been payable through May 2000. Under the First Amendment, the Company also agreed to accelerate, from May 2000 (the month during which the Convertible Preferred Stock could first be redeemed by the Company) to October 1, 1999, the termination of certain of the standstill provisions in the Merger Agreement.

     Under the terms of the First Amendment, the voting and transfer restrictions on the Miracle-Gro Shareholders contained in the Merger Agreement terminated as of October 1, 1999. The limitations on the ability of the Miracle-Gro Shareholders to acquire additional voting securities of the Company contained in the Merger Agreement also terminated as of October 1, 1999, except for the restriction under which the Miracle-Gro Shareholders may not acquire, directly or indirectly, beneficial ownership of Voting Stock (as that term is defined in the Merger Agreement) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their affiliates and associates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Mr. James Hagedorn, an executive officer and director of the Company, Mr. John Kenlon, a director of the Company and a former executive officer of the Company, and Mr. Horace Hagedorn, a director of the Company, each filed an amended Form 3 during the fiscal year ended September 30, 1999 (the "1999 fiscal year") in order to report beneficial ownership of derivative securities of the Company which were inadvertently omitted from their respective original Form 3's filed in July 1995.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Pursuant to the Code of Regulations of the Company, the Board of Directors has set the authorized number of directors at 12, divided into three classes with regular three-year staggered terms. The election of each class of directors is a separate election. The four Class II directors hold office for terms expiring at the Annual Meeting, the four Class III directors hold office for terms expiring in 2001, and the four Class I directors hold office for terms expiring in 2002. James B Beard, Ph.D., a Class II director, has chosen to retire and has withdrawn from re-nomination as a Class II director.

     As a result of the retirement of Dr. Beard, a vacancy will be created in Class II and on the Audit Committee of the Board as of the Annual Meeting date. As of the date of this Proxy Statement, no person has been selected by the Board of Directors to fill the vacancy in Class II. The Board of Directors does not contemplate selection of an individual to fill the vacancy in Class II until such time as the Nominating and Board Governance Committee makes a recommendation to the Board with respect to the nominee, after the conclusion of a pending evaluation of qualified candidates. Upon the conclusion of such search, the Board, pursuant to Ohio law and the Company's Code of Regulations, will fill the vacancy in Class II for the remainder of the unexpired term. The proxies cannot be voted for more than three nominees for election as Class II directors at the Annual Meeting.

     The Board of Directors proposes that the three nominees identified below be elected to Class II for a new term to expire at the Annual Meeting of Shareholders to be held in 2003 and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board of Directors.

     The following information, as of December 1, 1999, with respect to the principal occupation or employment, other affiliations and business experience of each director during the last five years, has been furnished to the Company by each director. Except where indicated, each director has had the same principal occupation for the last five years.

          NOMINEES STANDING FOR RE-ELECTION TO THE BOARD OF DIRECTORS

             CLASS II -- TERMS TO EXPIRE AT THE 2003 ANNUAL MEETING

[JOHN KENLON PHOTO]      John Kenlon, age 68, Retired Senior Vice President, Consumer
                         Gardens Group, of the Company and Director of the Company
                         since 1995

                              Mr. Kenlon was named Senior Vice President,
                              Consumer Gardens Group, of the Company, in May
                              1999, a change to make titles uniform within the executive team of the Company. He was previously
                              President, Consumer Gardens Group, of the Company, from December 1996 until May 1999. He was previously Chief Operating Officer and President of Scotts Miracle-Gro Products, Inc. ("Scotts
                              Miracle-Gro"), since May 1995. Mr. Kenlon was the
                              President of Miracle-Gro Products from 1985 until
                              May 1995. Mr. Kenlon began his association with the Miracle-Gro companies in 1960. Mr. Kenlon retired as an officer of the Company, effective
                              December 31, 1999, but remains a member of the Board of Directors.

                              Committee Membership: None at this time

[JOHN M. SULLIVAN PHOTO] John M. Sullivan, age 64, Director of the Company since 1994

                              Mr. Sullivan serves as a director of Rental
                              Services Corp. Mr. Sullivan is also an independent director for various privately-held companies, including Bell Sports, Inc. and Silver Cinemas
                              International, Inc., of which he is Chairman of the Board of Directors.

                              Committee Membership: Compensation and Organization

[L. JACK VAN FOSSEN      L. Jack Van Fossen, age 62, Director of the Company since
PHOTO]                   1993

                              Mr. Van Fossen was Chief Executive Officer and
                              President of Red Roof Inns, Inc., an owner and operator of motels, from 1991 until 1995. Since
                              July 1988, Mr. Van Fossen has served as President of Nessoff Corporation, a privately-held investment company.

                              Committee Membership: Audit (Chairman)

                            DIRECTORS REMAINING IN OFFICE

               CLASS III -- TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING

[JOSEPH P. FLANNERY      Joseph P. Flannery, age 67, Director of the Company since
PHOTO]                   1987

                              Mr. Flannery has been President, Chief Executive
                              Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc. since 1986. Mr. Flannery is also a director of Ingersoll-Rand Company, Kmart
                              Corporation, Newmont Mining Corporation and Arvin
                              Industries, Inc.
                              Committee Membership: Compensation and Organization
                              (Chairman)

[HORACE HAGEDORN PHOTO]  Horace Hagedorn, age 84, Vice Chairman of the Board and
                         Director of the Company since 1995

                              Mr. Hagedorn was named Vice Chairman of the Board and a director of the Company, and Chairman of the Board and Chief Executive Officer of Scotts
                              Miracle-Gro, in May 1995. In March 1997, he retired as an officer and director of Scotts
                              Miracle-Gro. Mr. Hagedorn founded Miracle-Gro
                              Products in 1950 and served as Chief Executive
                              Officer of Miracle-Gro Products from 1985 until
                              May 1995. Horace Hagedorn is the father of James
                              Hagedorn.

                              Committee Membership: None at this time

[ALBERT E. HARRIS PHOTO] Albert E. Harris, age 67, Director of the Company since 1997

                              Mr. Harris is co-founder and, effective July 1997, the retired President of EDBH, Inc., a privately-held company which develops international optical businesses. From 1988 until July 1997, he served as either Chairman or President of that company, which has established a chain of approximately 200 superoptical stores, operating under the "Vision Express(R)" name and located primarily in the United Kingdom. Since
                              1992, Mr. Harris has also been a trustee of Fifth
                              Third Funds (previously named Fountain Square
                              Funds), a mutual funds family established by The
                              Fifth Third Bank, and is currently the Chairman of that group of funds. Fifth Third Funds is registered as an investment company under the Investment Company Act of 1940.

                              Committee Membership: Nominating and Board Governance;
                              Compensation and Organization

[PATRICK J. NORTON       Patrick J. Norton, age 49, Director of the Company since
PHOTO]                   1998

                              From 1983 until February 1997, Mr. Norton was the
                              President, Chief Executive Officer and a director of Barefoot Inc., the second largest lawn care company in the United States prior to its acquisition in February 1997 by ServiceMaster. Mr.
                              Norton serves as an independent director for various privately-held companies, including
                              Svoboda Collins LLC, In The Swim, Inc. and CARA,
                              Inc.

                              Committee Membership: Audit

                CLASS I -- TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING

[CHARLES M. BERGER       Charles M. Berger, age 63, Chairman of the Board, President
PHOTO]                   and Chief Executive Officer of the Company since 1996

                              Mr. Berger was elected Chairman of the Board, President and Chief Executive Officer of the
                              Company in August 1996. Mr. Berger came to the
                              Company from H.J. Heinz Company, where, from
                              October 1994 until August 1996, he served as Chairman and Chief Executive Officer of Heinz
                              India Pvt. Ltd. (Bombay). During his 32-year career at Heinz, he also held the positions of Chairman, President and Chief Executive Officer of
                              Weight Watchers International, a Heinz affiliate;
                              Managing Director and Chief Executive Officer of
                              Heinz-Italy (Milan), the largest Heinz profit center in Europe; General Manager, Marketing, for all Heinz U.S. grocery products; Marketing
                              Director for Heinz U.K. (London); and Director of
                              Corporate Planning at Heinz World Headquarters. He is also a former director of Miracle-Gro Products.

                              Committee Membership: Finance

[JAMES HAGEDORN PHOTO]   James Hagedorn, age 44, President, Scotts North America, of
                         the Company since December 1998 and Director of the Company since 1995

                              Mr. Hagedorn was named President, Scotts North
                              America, in December 1998. He was previously
                              Executive Vice President, U.S. Business Groups, of the Company, since October 1996. From May 1995 until October 1996, he served as Senior Vice
                              President, Consumer Gardens Group, of the Company.
                              He served as Executive Vice President of Scotts
                              Miracle-Gro since May 1995, and Executive Vice
                              President of Miracle-Gro Products from 1989 until
                              May 1995. James Hagedorn is the son of Horace
                              Hagedorn.

                              Committee Membership: Finance; Nominating and
                              Board Governance

[KAREN G. MILLS PHOTO]   Karen G. Mills, age 46, Director of the Company since 1994

                              Ms. Mills has been President of MMP Group, Inc., an advisory company serving leveraged buy-out firms, company owners and chief executive officers since 1993. From 1983 until 1993, she served as Managing Director at E.S. Jacobs and Company and as Chief Operating Officer of its Industrial
                              Group. She previously held positions at McKinsey and Co. and General Foods, Inc. Ms. Mills is currently a member of the board of directors of Edwards Fine Foods and Dry Bulk Shipping Inc., both privately-held companies, and Arrow
                              Electronics, Inc.

                              Committee Membership: Finance; Nominating and Board
                              Governance (Chairman)

[JOHN WALKER PHOTO]      John Walker, Ph.D., age 59, Director of the Company since
                         1998

                              Since September 1994, Dr. Walker has been Chairman of Advent International plc, a private equity management company based in Boston, Massachusetts which manages over $3 billion on a global basis.
                              In May 1984, he co-founded Trinity Capital
                              Partners, a venture firm specializing in healthcare and environmental business investments.
                              He continued his association with Trinity until 1994.

                              Committee Membership: Compensation and Organization;
                              Finance (Chairman)

RECOMMENDATION AND VOTE

     Under Ohio law and the Company's Code of Regulations, the three nominees for election in Class II receiving the greatest number of votes will be elected. Common Shares represented by the accompanying proxy card will be voted FOR the election of the above-named nominees unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. Common Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED CLASS II DIRECTOR NOMINEES.

COMMITTEES AND MEETINGS OF THE BOARD

     The Board of Directors held six regularly scheduled or special meetings during the 1999 fiscal year. The Board of Directors has four standing committees: the Audit Committee; the Compensation and Organization Committee; the Finance Committee; and the Nominating and Board Governance Committee. Each current member of the Board attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he or she served during the 1999 fiscal year.

     Audit Committee. The Audit Committee reviews and approves the scope and results of any outside audit of the Company and the fees therefor and makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The Audit Committee met seven times during the 1999 fiscal year.

     Compensation and Organization Committee. The Compensation and Organization Committee reviews, considers and acts upon matters concerning salary and other compensation and benefits of all executive officers and certain other employees of the Company. In addition, it acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by the Company. This Committee also advises the Board regarding executive officer organizational issues and succession plans. The Compensation and Organization Committee met four times during the 1999 fiscal year.

     Finance Committee. The Finance Committee provides oversight of the financial plans and policies of the Company and its subsidiaries by reviewing: annual business plans; operating performance goals; investment, dividend payment and stock repurchase programs; financial forecasts; and general corporate financing matters. The Finance Committee met one time during the 1999 fiscal year.

     Nominating and Board Governance Committee. The Nominating and Board Governance Committee recommends policies on the composition of the Board of Directors and nominees for membership on the Board. This Committee has not established a procedure for shareholders to recommend nominees to the Board for the Annual Meeting. Rather, it conducts, and will conduct, its own search for available, qualified nominees. The Nominating and Board Governance Committee met four times during the 1999 fiscal year.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee of the Company (the "Non-employee Directors") receives a $30,000 annual retainer for Board and committee meetings plus reimbursement of all reasonable travel and other expenses of attending such meetings.

     Non-employee Directors also receive an annual grant, on the first business day following the date of each annual meeting of shareholders, of options to purchase 5,000 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of the grant. Non-employee Directors who are members of a Board committee receive options to purchase an additional 500 Common Shares for each committee on which they serve (with committee chairs receiving options to purchase a total of an additional 1,500 Common Shares for each committee they chair). Options granted to a Non-employee Director become exercisable six months after the date of grant and remain exercisable until the earlier to occur of (i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date the Non-employee Director ceases to be a member of the Company's Board of Directors, except that if the Non-employee Director ceases to be a member of the Board after (a) having been convicted of, or pled guilty or nolo contendere to, a felony, his or her options will be cancelled on the date he or she ceases to be a Director, or (b) having retired, any outstanding options (whether or not then exercisable) may be exercised at any time prior to the expiration of the term of the options or within five years following retirement, whichever period is shorter.

                                 PROPOSAL NO. 2

                PROPOSAL TO APPROVE AN AMENDMENT TO THE AMENDED
                  ARTICLES OF INCORPORATION OF THE COMPANY TO
                    INCREASE THE AUTHORIZED NUMBER OF COMMON
                             SHARES TO 100,000,000

PROPOSAL

     The Amended Articles of Incorporation of the Company currently authorize 50,195,000 shares, of which 50,000,000 are Common Shares and 195,000 are shares of Convertible Preferred Stock. The Board of Directors unanimously adopted a resolution proposing that Article Fourth of the Amended Articles of Incorporation be amended in order to increase the authorized number of Common Shares to 100,000,000, and recommending to the shareholders of the Company the approval of such proposed amendment. The proposed amendment will not change the authorized number of shares of Convertible Preferred Stock or the terms thereof.

PURPOSE

     Of the 50,000,000 Common Shares currently authorized, as of December 1, 1999, 28,513,006 Common Shares were issued and outstanding, 3,000,000 Common Shares were reserved for issuance upon exercise of the Company's Warrants and 6,871,407 Common Shares were reserved for issuance under the Company's stock option and other stock-based employee benefit plans. Thus, only 11,615,587 Common Shares remain available for future issuance. The additional Common Shares to be authorized under the proposed amendment will have rights identical to the presently issued and outstanding Common Shares. Furthermore, adoption of the proposed amendment and issuance of the additional Common Shares will not affect the rights of the holders of presently issued and outstanding Common Shares, except for effects incidental to increasing the number of Common Shares outstanding. Existing shareholders will have no pre-emptive rights to purchase any Common Shares issued in the future.

     The Board of Directors believes that it is prudent and in the best interests of the Company and its shareholders to increase the authorized number of Common Shares to 100,000,000 to ensure that the Company has a sufficient number of Common Shares available for future issuance. The Board believes that having a sufficient number of Common Shares available for future issuance provides the Company with additional flexibility to use its capital stock to meet its business and financial needs as they arise. In addition, the proposed amendment enables the Company to issue additional authorized Common Shares as such needs arise without further shareholder approval, except to the extent otherwise required by applicable law, the Amended Articles of Incorporation or the rules of any securities exchange on which the Common Shares are then listed. Such flexibility allows the Company to take timely advantage of available corporate opportunities and favorable market conditions.

     The additional Common Shares may be used for various corporate purposes, including, without limitation, share splits and dividends, acquisitions, public offerings and stock option and other employee benefit plans. Specifically, the Board, as presently constituted, is considering using a portion of the additional authorized Common Shares for a share split or share dividend in the future, if and when the Board and management decide that market conditions and the share price warrant splitting, or issuing a share dividend upon, the Common Shares. The objective of such action would be to proportionately lower the market price of the Common Shares. Such lower price would be expected to increase liquidity and broaden the marketability of the Common Shares.

The Board has not made a final decision with respect to effecting a share split or dividend, and may decide that it is in the best interests of the Company and its shareholders not to effect either. Therefore, no assurances can be given that the Board will decide to effect a share split or dividend even if this Proposal No. 2 is adopted.

     Except for Common Shares that may be issued (a) in any future share split or dividend, (b) under existing stock option and other stock-based employee benefit plans, or (c) upon exercise of the Company's Warrants, there are no present plans to issue any of the additional Common Shares which will be authorized by the adoption of the amendment to Article Fourth, nor are there any pending negotiations, discussions, agreements or understandings with any third party which involve the issuance of any of such Common Shares. The Board of Directors does not intend to issue any of the additional Common Shares except on terms which the Board deems to be in the best interests of the Company and its shareholders.

     The proposed amendment could be deemed to have an anti-takeover effect by discouraging an attempt by a third party to acquire control of the Company since the Company could issue the additional authorized Common Shares in an effort to create voting impediments or dilute the Common Share ownership of the person seeking to obtain control. However, the proposal to increase the authorized number of Common Shares is not in response to any effort of which the Company is aware to accumulate Common Shares or obtain control of the Company. The Company believes that the proposal further encourages the incentive to negotiate with the Board with respect to any proposal to acquire control of the Company, which incentive is already present given the significant ownership interest of the Hagedorn Partnership.

     The proposed amendment is not part of a plan by the Company to adopt other measures intended to have or having potential anti-takeover effects. The Company's Amended Articles of Incorporation and Code of Regulations currently include the following provisions which may be considered to have anti-takeover effects: (a) the classification of the Board of Directors of the Company into three classes of directors so that each director serves a three-year term, with one class being elected each year; (b) the elimination of cumulative voting in the election of directors; (c) the requirement of the affirmative vote of two-thirds of the voting power of the Company as a condition to certain major corporate transactions (e.g., adoption of certain amendments to the Company's Amended Articles of Incorporation, approval of a merger or consolidation involving the Company, approval of a combination or majority share acquisition involving the issuance of shares of the Company, approval of a sale, exchange, transfer or other disposition of all or substantially all of the Company's assets, or approval of the dissolution of the Company); (d) the authorization of 195,000 shares of Convertible Preferred Stock, none of which are currently outstanding; and (e) certain procedural requirements, including provisions limiting who may call special shareholder meetings.

RECOMMENDATION AND VOTE

     The affirmative vote of the holders of Common Shares entitling them to exercise a majority of the voting power of the Company on the proposal, is required to approve the proposed amendment. Abstentions and broker non-votes will have the same legal effect as a vote against the proposed amendment.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended September 30, 1999, 1998 and 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                        -------------------
                                                                              AWARDS
                                                                        -------------------
                                              ANNUAL COMPENSATION           SECURITIES
                                FISCAL    ---------------------------       UNDERLYING           ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY($)(1)    BONUS($)(1)      OPTIONS(#)(2)      COMPENSATION($)
 ---------------------------    -------   -------------   -----------   -------------------   ----------------
Charles M. Berger.............   1999       $512,855       $634,605           150,000           $  12,074(4)
  Chairman of the Board,         1998       $461,290       $382,536           150,000           $  28,189(5)
  President and Chief            1997       $407,000       $352,000                 0           $   3,200(4)
  Executive Officer(3)

James Hagedorn................   1999       $369,000       $421,254            80,000           $  11,744(4)
  President, Scotts              1998       $294,667       $218,003            90,000           $  14,679(4)
  North America(6)               1997       $253,500       $180,000           126,000           $   3,200(4)

Jean H. Mordo.................   1999       $364,000       $326,063            60,000           $  11,741(4)
  Group Executive Vice           1998       $312,750       $186,708            60,000           $  29,647(8)
  President, International(7)    1997       $232,707       $190,000           150,000           $ 110,810(9)

G. Robert Lucas...............   1999       $277,749       $255,469            15,000           $  11,673(4)
  Executive Vice President,      1998       $242,830       $145,789            25,000           $  11,880(4)
  General Counsel and            1997       $ 98,242       $ 60,800            70,000           $ 50,000(11)
  Corporate Secretary(10)

James L. Rogula...............   1999       $257,748       $204,312                 0           $ 55,752(13)
  Senior Vice President,         1998       $235,850       $178,486            25,000           $  14,848(4)
  Consumer Ortho                 1997       $213,000       $165,946            55,000           $   3,200(4)
  Business Group(12)

---------------

 (1) Includes compensation which may be deferred under the Executive Plan.

 (2) These numbers represent options for Common Shares granted pursuant to the Company's 1992 Long Term Incentive Plan (the "1992 Plan") or the Company's 1996 Stock Option Plan, as amended (the "1996 Plan"). See the table under " -- Grants of Options in 1999 Fiscal Year" for more detailed information on such options.

 (3) Mr. Berger was named Chairman, President and Chief Executive Officer of the Company in August 1996.

 (4) Contributions made by the Company to the RSP.

 (5) Includes a $13,281 reimbursement for taxable relocation expense, and a $14,908 contribution by the Company to the RSP.

 (6) Mr. James Hagedorn was named President, Scotts North America, of the Company in December 1998. He was previously Executive Vice President, U.S. Business Groups, of the Company since October 1996.

 (7) Mr. Mordo was named Group Executive Vice President, International, of the Company, in May 1999. He was previously Executive Vice President and Chief Financial Officer since January 1997.

 (8) Includes a $15,911 reimbursement for taxable relocation expense, and a $13,736 contribution by the Company to the RSP.

 (9) Includes a $107,610 (net $70,000) sign-on bonus, and a $3,200 contribution by the Company to the RSP.

(10) Mr. Lucas was named Executive Vice President in February 1999, and General Counsel and Corporate Secretary in May 1997. He was previously a Senior Vice President of the Company from May 1997 until February 1999.

(11) Represents a $50,000 sign-on bonus.

(12) Mr. Rogula was named Senior Vice President, Consumer Ortho Business Group, of the Company in October 1998. He was previously Senior Vice President, Consumer Lawns Group, of the Company, since October 1996.

(13) Includes a housing allowance of $41,831, a $5,079 tax equalization payment in connection with a temporary relocation to California and a $8,842 contribution by the Company to the RSP.

GRANTS OF OPTIONS IN 1999 FISCAL YEAR

     The following table sets forth information concerning individual grants of non-qualified stock options made during the 1999 fiscal year under the 1996 Plan to each of the individuals named in the Summary Compensation Table. The Company has never granted stock appreciation rights.

                                                                                   POTENTIAL REALIZABLE
                                              % OF                                   VALUE AT ASSUMED
                            NUMBER OF        TOTAL                                 ANNUAL RATES OF STOCK
                           SECURITIES       OPTIONS                                 PRICE APPRECIATION
                           UNDERLYING      GRANTED TO    EXERCISE                   FOR OPTION TERM(2)
                             OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
NAME                      GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)      DATE        5%($)        10%($)
----                      -------------   ------------   ---------   ----------   ----------   ----------
Charles M. Berger.......      75,000(3)       5.22%       $30.000     10/20/08    $1,415,013   $3,585,921
                              75,000(4)       5.22%       $35.250     09/24/09    $1,662,640   $4,213,457

James Hagedorn..........      35,000(5)       2.44%       $35.125     03/04/09    $  773,147   $1,959,307
                              45,000(6)       3.13%       $35.750     09/21/09    $1,011,734   $2,563,933

Jean H. Mordo...........      35,000(5)       2.44%       $35.125     03/04/09    $  773,147   $1,959,307
                              25,000(6)       1.74%       $35.750     09/21/09    $  562,075   $1,424,407

G. Robert Lucas.........      15,000(6)       1.04%       $35.750     09/21/09    $  337,245   $  854,644

James L. Rogula.........           0(7)      --             --          --            --           --

---------------

(1) In the event of a "Change in Control" (as defined in the 1996 Plan), each optionee will be permitted in his discretion, to surrender any option or portion thereof in exchange for the payment in cash of an amount equal to the excess of the highest price paid (or offered) for Common Shares of the Company during the preceding 30-day period over the exercise price for such option. Notwithstanding the foregoing, if the Compensation and Organization Committee determines that the optionee will receive a new award (or have the option honored or assumed) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no cash payment will be made as a result of a Change in Control. If any cash payment is to be made with respect to options granted within six months of the date on which a Change in Control occurs, the cash payment will not occur unless and until the cash payment may be made without subjecting the optionee to potential liability under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), by reason of such cash payment. In the event of termination of employment by reason of retirement, long-term disability or death, the options may thereafter be exercised in full for a period of five years, subject to the stated term of the options. The options are forfeited if the optionee's employment is terminated for cause. In the event an optionee's employment is terminated for any reason other than retirement, long-term disability, death or for cause, any exercisable options held by him at the date of termination may be exercised for a period of 90 days, subject to the stated terms of the options.

(2) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the Common Shares of the Company over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(3) These options were granted on October 21, 1998 under the 1996 Plan and became exercisable on October 21, 1999.

(4) These options were granted on September 24, 1999 under the 1996 Plan and become exercisable on September 24, 2000.

(5) These options were granted on March 5, 1999 under the 1996 Plan and become exercisable on March 5, 2002.

(6) These options were granted on September 22, 1999 under the 1996 Plan and become exercisable on September 22, 2002.

(7) Mr. Rogula is eligible to receive a grant of options to purchase Common Shares in September 2000, which grant will be based primarily upon the performance of the Consumer Ortho Business Group during both the 1999 and 2000 fiscal years. The grant will be based upon two years of results, covering the expected time to transition and integrate the Ortho business.

OPTION EXERCISES IN 1999 FISCAL YEAR AND OPTION VALUES AT END OF 1999 FISCAL
YEAR

     The following table sets forth information with respect to options exercised during the 1999 fiscal year and unexercised options held as of the end of the 1999 fiscal year by each of the individuals named in the Summary Compensation Table.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           NUMBER                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                        OF SECURITIES                         OPTIONS AT                    OPTIONS AT
                         UNDERLYING                       FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                           OPTIONS         VALUE      ---------------------------   ---------------------------
NAME                      EXERCISED     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -------------   -----------   -----------   -------------   -----------   -------------
Charles M. Berger.....        0             --          325,000        225,000      $4,556,250     $  956,250
James Hagedorn........        0             --           39,000        281,000      $  573,375     $2,260,875
Jean H. Mordo.........        0             --          150,000        120,000      $2,006,250     $  396,875
G. Robert Lucas.......        0             --           70,000         40,000      $  586,250     $   72,500
James L. Rogula.......     23,000        $530,475        10,000         65,000      $  166,250     $  758,750

---------------

(1) "Value of Unexercised In-the-Money Options at Fiscal Year-End" is based upon the fair market value of the Company's Common Shares on September 30, 1999 ($34.63) less the exercise price of in-the-money options at the end of the 1999 fiscal year.

PENSION PLANS

     The Company maintains a tax-qualified, non-contributory defined benefit pension plan (the "Pension Plan"). Eligibility for and accruals under the Pension Plan were frozen as of December 31, 1997.

     Monthly benefits under the Pension Plan upon normal retirement (age 65) are determined under the following formula:

    (a)  (i)   1.5% of the individual's highest average annual compensation for 60 consecutive months during the ten-year period ending
               December 31, 1997; times
         (ii)  years of benefit service through December 31, 1997; reduced by
    (b)  (i)   1.25% of the individual's primary Social Security benefit
               (as of December 31, 1997); times
         (ii)  years of benefit service through December 31, 1997.

     Compensation includes all earnings plus 401(k) contributions and salary reduction contributions for welfare benefits, but does not include earnings in connection with foreign service, the value of a company car or separation or other special allowances. An individual's primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account. The Pension Plan includes additional provisions for early retirement.

     Benefits under the Pension Plan are supplemented by benefits under The O.M. Scotts & Sons Company Excess Benefit Plan (the "Excess Benefit Plan"). The Excess Benefit Plan was established October 1, 1993 and was frozen as of December 31, 1997. The Excess Benefit Plan provides additional benefits to participants in the Pension Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986 (the "Code"). Under the Excess Benefit Plan, executive officers and certain key employees will receive, at the time and in the same form as benefits are paid under the Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code.

     The estimated annual benefits under the Pension Plan and the Excess Benefit Plan payable upon retirement at normal retirement age for each of the executive officers of the Company named in the Summary Compensation Table are:

                                      YEARS OF BENEFIT SERVICE    TOTAL BENEFIT
                                      ------------------------    -------------
Charles M. Berger...................            0.333               $  134.01
James Hagedorn......................           9.9167               $3,368.46
Jean H. Mordo.......................              N/A                     N/A
G. Robert Lucas.....................              N/A                     N/A
James L. Rogula.....................           1.9167               $  461.93

     Associates participate in the RSP, formerly known as "The Scotts Company Profit Sharing and Savings Plan." The RSP, as amended and restated effective as of December 31, 1997, consolidated various defined contribution retirement plans in effect at the Company and its domestic subsidiaries. The RSP permits 401(k) contributions, employee after-tax contributions, Company matching contributions, Company retirement contributions, and, between 1998 and 2002 for participants whose benefits were frozen under the Pension Plan (and the Scotts-Sierra Horticultural Products Company Retirement Plan for Salaried Employees), certain transitional contributions based on age and service.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company entered into an Employment Agreement with Mr. Berger effective as of August 7, 1998 (the "Berger Agreement"), providing for his employment as Chairman, President and Chief Executive Officer of the Company until August 2001, at an annual base salary of $500,000, plus an incentive bonus under The Scotts Company Executive and Management Incentive Plan (the "Bonus Plan"). If Mr. Berger's employment is terminated by the Company without "cause" (as defined in the Berger Agreement), as a result of his death or disability, as a result of "cause" by Mr. Berger (also as defined) or as a result of a "change of control" (also as defined), he will be entitled to have his base salary continued at the rate then in effect for two years thereafter, and to receive incentive compensation equal to the lesser of his target percentage under the Bonus Plan then in effect or the amount of his last actual bonus under the Bonus Plan, also for the two-year period after the date of termination. If Mr. Berger voluntarily terminates his employment, or if his employment is terminated for any other reason (including for "cause" by the Company), Mr. Berger is entitled to receive his base salary through the date of termination. In connection with entering into his Employment Agreement, Mr. Berger entered into three Stock Option Agreements with the Company dated as of September 23, 1998, October 21, 1998 and September 24, 1999. Mr. Berger was granted options to purchase 150,000 Common Shares of the Company under the two agreements dated as of 1998, and 75,000 Common Shares under the agreement dated as of 1999, totaling 225,000 Common Shares. The options vest one year from the respective dates of grant. The options are exercisable at a purchase price of $30.125 per share under the September 23, 1998 agreement, $30.000 per share under the October 21, 1998 agreement and $35.250 per share under the September 24, 1999 agreement. The exercise price is subject to adjustment in the event of certain corporate changes. These options expire ten years from the respective dates of grant.

     In connection with the transactions contemplated by the Merger Agreement, the Company entered into an employment agreement with Mr. James Hagedorn (the "Hagedorn Agreement"). The Hagedorn Agreement has a term of three years, and is automatically renewed for an additional year each subsequent year, unless either party notifies the other party of his/its desire not to renew. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 for Mr. Hagedorn and participation in the various benefit plans available to senior executive officers of the Company. In addition, pursuant to the Hagedorn Agreement, the Company granted to Mr. Hagedorn options to acquire 24,000 Common Shares. Upon certain types of termination of employment (e.g., a termination by the Company for any reason other than "cause" (as defined in the Hagedorn Agreement) or a termination by Mr. Hagedorn constituting "good reason" (also as defined)), he will become entitled to receive certain severance benefits including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years. Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated. The Hagedorn Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Hagedorn from disclosing confidential information about the Company and from competing with the Company during his employment therewith and for an additional three years thereafter.

     The Company entered into an employment arrangement with Mr. Mordo effective March 1, 1997, relating to his employment with the Company. If Mr. Mordo's employment is terminated by the Company without "cause" (as defined in such employment agreement), as a result of his death or disability or as a result of a "change of control" (also as defined), he will be entitled to have his base salary continued at the rate then in effect for two years thereafter, and to receive incentive compensation at least comparable to the prior year's level for the two-year period after termination. Mr. Mordo was also granted options to purchase 150,000 Common Shares of the Company, one-third of which vested in each of March 1997, March 1998 and March 1999.

     The Company entered into an employment arrangement with Mr. Lucas effective May 1, 1997, relating to his employment with the Company. If Mr. Lucas' employment is terminated by the Company without "cause," as a result of his death or disability or as a result of a "change of control," he will be entitled to have his base salary continued at the rate then in effect for two years thereafter, and to receive incentive compensation at least comparable to the prior year's level for the two-year period after termination. Mr. Lucas was also granted options to purchase 70,000 Common Shares of the Company, one-third of which vested in each of May 1997, May 1998 and May 1999.

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE ON EXECUTIVE COMPENSATION

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND THE GRAPH SET FORTH BELOW UNDER "EXECUTIVE
COMPENSATION -- PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

ROLE OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     The Compensation and Organization Committee (the "Committee") is made up of four members of the Board of Directors who are neither current nor former employees of the Company. The Committee reviews the Company's organizational structure, succession planning and the ongoing functions of the executive officers. It is also responsible for the Company's executive compensation policies and programs. The Committee reviews and recommends to the Board all compensation payments to the CEO and the executive officers of the Company and the aggregate incentive payments to the participants in the Executive and Management Incentive Plan (the "Bonus Plan").

     In reaching compensation decisions, the Committee reviews information from various sources, including proxy statement surveys and industry surveys. The Committee has also retained external legal counsel and compensation consultants.

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     The Committee's primary objective is the establishment of compensation programs for the Company's executive officers who drive action to maximize long-term shareholder value. The executive compensation program is designed with a performance orientation, where a large portion of executive compensation is "at risk." In pursuing this objective, the Committee believes the Company's executive compensation program must:

          - Emphasize pay for performance, motivating both long-term and short-term performance for the benefit of the Company's shareholders;

          - Place greater emphasis on variable incentive compensation versus fixed or base pay;

          - Reward decision-making that emphasizes long-term shareholder value;

          - Provide a total compensation program competitive with those companies with which the Company competes for top management talent on a global basis; and

          - Ensure the Company's continued growth and performance by attracting, retaining and motivating talented executives and employees necessary to meet the Company's strategic goals.

     The Committee sets compensation levels, which are designed to be competitive with a comparison group of consumer products companies of similar size and complexity (the "Comparison Group"). This comparative data may not include the compensation paid by all of the companies that are included in the S&P 500 Household Index which is used for comparative purposes in the performance graph. Base salary and annual incentive opportunities are targeted at the median of the Comparison Group companies, while long-term incentives are targeted at the 75th percentile. Through the use of these and other tools, the Company has been successful in attracting executives who as key members of the top management team have been instrumental in improving the performance of the Company.

     The Committee does not have a policy that requires its executive compensation programs to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. The design and administration of the Company's 1996 Stock Option Plan qualifies under Section 162(m) of the Code as performance-based compensation. In all cases, the Committee will continue to carefully consider the net cost and value to the shareholders of its compensation policies.

OVERVIEW OF EXECUTIVE COMPENSATION AND 1999 COMMITTEE ACTIONS

     The Company's executive compensation program consists of three principal components:

          - Base Salary

          - Bonus Plan

          - 1996 Stock Option Plan

BASE SALARY

     The base salaries of the Company's executive officers and subsequent adjustments to base salaries are determined relative to the following factors:
(1) the strategic importance to the Company of the executive officer's job function; (2) the individual's performance in his or her position; (3) the individual's potential to make a significant contribution to the Company in the future; and (4) a comparison of industry compensation practices. The Committee believes that all of these factors are important and the relevance of each factor varies from individual to individual.

BONUS PLAN

     All executive officers are eligible to participate in the Bonus Plan, which provides annual incentive compensation opportunities based on various performance measures related to the financial performance of the Company and the achievement of individual goals and objectives for the fiscal year.

     The Committee oversees the operation of the Bonus Plan by evaluating and approving the targets and the objectives to be met by the Company and the executive officers and the amount of bonus payable at specified levels of attainment of those targets and objectives. At the end of each fiscal year, the Committee determines the extent to which the targets and objectives have been met and awards bonuses accordingly.

     Bonuses for corporate officers are based on the Company's earnings per share (80%) as well as on individual goals (20%). Bonuses for officers in the Company's ten business groups are based on the Company's earnings per share (30%), the adjusted contribution margins of their particular business group (50%) and individual goals (20%).

1996 STOCK OPTION PLAN

     Using the Black-Scholes method, the Committee targets annual stock option grants to its executive officers at the 75th percentile of expected value for long-term incentive grants to executives of Comparison Group companies. The 1996 Stock Option Plan enables the Committee to grant both incentive stock options and non-qualified stock options, although no incentive stock options have been granted to date. All options granted have a three-year cliff vesting provision. The Committee has on occasion adjusted grants based on corporate or individual performance.

COMPENSATION OF THE CEO

     The Committee, in conjunction with the CEO, establishes the CEO's annual goals and objectives and evaluates his performance against these goals and objectives annually in executive session.

     On September 23, 1998, the Committee approved a three-year employment agreement for the CEO until August 2001. His base salary of $500,000 will remain frozen for the remainder of the agreement, while his target bonus under the Bonus Plan will increase from 65% in the 1999 fiscal year, to 75% in the 2000 fiscal year, and 85% in the 2001 fiscal year.

     Consistent with the focus on performance-based compensation, Mr. Berger's target bonus opportunity was set at 65% of his salary for the 1999 fiscal year. In his position, 80% of Mr. Berger's target bonus is directly attributable to corporate performance (earnings per share) with a performance modifier of 0 to 250%. With respect to the remaining 20% of the target bonus, with a performance modifier of 0 to 200%, the Committee considered Mr. Berger's individual accountabilities, including:

          - Organizational development, with a global focus

          - Strategic planning

          - Integration of new business operations

          - Financial operations and investor relations

          - Continued category growth and market share growth in both domestic and international markets

     In consideration of Mr. Berger's performance during the 1999 fiscal year, he earned a bonus of $634,605.

     As contemplated by Mr. Berger's employment agreement, options to purchase 75,000 Common Shares were granted on September 24, 1999 to Mr. Berger. The options will fully vest on the first anniversary of the grant date.

                                            SUBMITTED BY THE COMPENSATION AND
                                            ORGANIZATION COMMITTEE OF THE
                                            COMPANY:

                                            JOSEPH P. FLANNERY, CHAIRMAN
                                            ALBERT E. HARRIS
                                            JOHN M. SULLIVAN
                                            JOHN WALKER, PH.D.

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company's Common Shares at the end and the beginning of the measurement period; by (ii) the price of the Company's Common Shares at the beginning of the measurement period) against the cumulative return of (a) Standard & Poor's 500 Consumer Household Non-Durable Products Index ("S&P 500 Household Index"); and
(b) the Russell 2000 ("the Russell 2000"); each for the period from September 30, 1994 to September 30, 1999. The comparison assumes $100 was invested on September 30, 1994 in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.
[TOTAL SHAREHOLDER RETURNS GRAPH]

                                                   THE SCOTTS COMPANY        S&P 500 HOUSEHOLD INDEX          RUSSELL 2000
                                                   ------------------        -----------------------          ------------
9/94                                                   $100.00                     $100.00                       $100.00
9/95                                                   $142.74                     $131.39                       $123.37
9/96                                                   $124.19                     $173.76                       $139.57
9/97                                                   $169.36                     $243.55                       $185.89
9/98                                                   $197.58                     $240.64                       $150.53
9/99                                                   $223.39                     $309.67                       $176.95

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. James Hagedorn is the President and Treasurer and owns 83% of the shares of Hagedorn Aviation, a company which owns the aircraft used for certain business travel by James Hagedorn and, on occasion, the senior management of the Company. Horace Hagedorn is the Vice President of Hagedorn Aviation and owns the remaining 17% equity interest. The Company pays charges by Hagedorn Aviation for flight time at the rate of $150 per hour of flight. The charges cover the cost to operate and maintain the aircraft. During the 1999 fiscal year, the Company paid a total of approximately $25,000 to Hagedorn Aviation for such service, which constituted more than five percent of Hagedorn Aviation's consolidated gross revenues for its last full fiscal year.

     Under the terms of the First Amendment, in connection with the conversion of the outstanding shares of Convertible Preferred Stock, the Company paid the Hagedorn Partnership, Horace Hagedorn and John Kenlon, the holders of the outstanding shares of Convertible Preferred Stock, an aggregate amount of approximately $6.4 million, representing the aggregate amount of dividends that would have otherwise been payable on such shares of Convertible Preferred Stock from October 1, 1999 through May 30, 2000. See "BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY -- The Merger Agreement and the First Amendment."

     Horace Hagedorn, a director of the Company, served as a consultant to the Company, from April 1, 1997 through May 15, 1999. As a consultant, he assisted the Company with its general business needs in the areas of advertising, marketing and strategic planning. Mr. Hagedorn was paid $60,000 per quarter for such consulting services, beginning with the quarter ended June 30, 1997. The Company paid Mr. Hagedorn $150,000 for his consulting services during the 1999 fiscal year.

     Paul Hagedorn, a brother of James Hagedorn and a general partner of the Hagedorn Partnership, is employed as a Graphics Design Specialist under an employment agreement dated May 19, 1995 with Scotts Miracle-Gro (as successor to Miracle-Gro Products). The agreement renews for an annual term each May, unless terminated by either party 90 days prior to May 19th of the then current year. Under the agreement, in the 1999 fiscal year, Mr. Hagedorn received a salary and bonus of $129,826. He also received employment benefits consistent with those offered to other associates of the Company. If the agreement is terminated by Scotts Miracle-Gro without "cause" (as defined) or by Mr. Hagedorn for "good reason" (also as defined), Mr. Hagedorn is entitled to salary payments and health insurance benefits for the remainder of the term of the agreement, beginning on the "date of termination" (also as defined). In the 1999 fiscal year, the Company paid aggregate rent and utility expenses of $9,306 for an office in Atlanta, Georgia for Mr. Hagedorn and reimbursed Mr. Hagedorn $36,722 for his other office and business expenses.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the 2000 fiscal year. PricewaterhouseCoopers LLP, a certified public accounting firm, has served as the Company's independent auditors since 1986.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he or she may desire.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals by shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than September 16, 2000, to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to:
The Scotts Company, 41 South High Street, Suite 3500, Columbus, Ohio 43215,
Attention: Secretary. If a shareholder intends to present a proposal at the 2001 Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in the Company's proxy, notice of meeting and proxy statement, such proposal must be received by the Secretary of the Company prior to November 30, 2000 or the Company's management proxies for the 2001 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company's proxy, notice of meeting or proxy statement.

                                 OTHER BUSINESS

     The Board of Directors is aware of no other matter that will be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                                 ANNUAL REPORT

     The Company's 1999 Annual Report to Shareholders containing audited financial statements for the 1999 fiscal year is being mailed to all shareholders of record with this Proxy Statement.

                                          Sincerely,

                                          /s/ Charles M. Berger
                                          CHARLES M. BERGER
                                          Chairman, President and Chief
                                          Executive Officer

                               THE SCOTTS COMPANY

                      2000 ANNUAL MEETING OF SHAREHOLDERS

                        The Westin Great Southern Hotel
                             310 South High Street
                                 Columbus, Ohio
                                 (614) 222-7000
                               Fax (614) 228-8820

                        FEBRUARY 15, 2000 AT 10:00 A.M.

                               OUTER COLUMBUS MAP

                                  Directions:

TRAVELING SOUTH ON I-71 (FROM CLEVELAND/NORTHERN OHIO) -- Take I-71 South to the Main Street exit. This exit is a cloverleaf which branches to the right. Proceed through the light. This road will curve to the left and become Rich Street. Go about five blocks to High Street and turn left. Go one block to Main Street. The Hotel is on the corner of High and Main Streets. Valet parking is available in front of the Hotel on High Street.

TRAVELING NORTH ON I-71 (FROM CINCINNATI AREA) -- Take I-71 North. Just before reaching the downtown area, exit onto I-70 East. Take the first exit which is the Front/High Street exit. Go straight to the second light, which is High Street, and turn left. Just before the third light you will see the Hotel on your right. Valet parking is available in front of the Hotel on High Street.

TRAVELING EAST ON I-70 (FROM DAYTON/INDIANAPOLIS AREA) -- Take I-70 East to the Front/High Street exit. Go straight off the exit to the second light which is High Street and turn left. Just before the third light you will see the Hotel on your right. Valet parking is available in front of the Hotel on High Street.

TRAVELING WEST ON I-70 (FROM PENNSYLVANIA/WEST VIRGINIA AREAS) -- Take I-70 West to the Fourth Street exit. Stay in the middle lane. Proceed straight through the first and second lights. At the third light turn right onto High Street. The Hotel is on the corner of High and Main Streets. Valet parking is available in front of the Hotel on High Street.

TRAVELING FROM PORT COLUMBUS INTERNATIONAL AIRPORT -- Take International Gateway (the main airport road) and follow it to I-670 West. Take I-670 West to the Third Street exit and after exiting pass eight lights to Mound Street and turn right. Go two blocks to High Street and turn right. The Hotel is on the corner of High and Main Streets. Valet parking is available in front of the Hotel on High Street.

                               THE SCOTTS COMPANY

     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 15, 2000

The undersigned holder(s) of common shares of The Scotts Company (the "Company") hereby appoints Charles M. Berger or G. Robert Lucas, the Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio, on Tuesday, February 15, 2000, at 10:00 a.m., local time, and any adjournment(s) thereof, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof:

1. To elect three Directors in Class II for terms to expire at the 2003 Annual Meeting:

          John Kenlon, John M. Sullivan, L. Jack Van Fossen

     [ ] Vote for all nominees   [ ] Vote for all nominees except ___________________

2.   To approve an amendment to The Scotts Company Amended
     Articles of Incorporation to increase the authorized number of common shares to 100,000,000:

     For  [ ]      Against  [ ]      Abstain  [ ]

In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this Proxy) as may properly come before the Annual Meeting or any adjournment(s) thereof.

    (This Proxy continues and must be signed and dated on the reverse side)

WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AS DIRECTORS OF THE COMPANY AND "FOR" PROPOSAL NO. 2. THE PROXY CANNOT BE VOTED FOR MORE THAN THREE NOMINEES FOR ELECTION AS CLASS II DIRECTORS. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF, OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated January 14, 2000, the Proxy Statement furnished therewith, and the Annual Report of the Company for the fiscal year ended September 30, 1999. Any proxy heretofore given to vote the common shares which the undersigned is entitled to vote at the Annual Meeting is hereby revoked.

                                                Dated ___________________, 2000

                                                --------------------------------

                                                --------------------------------
                                                Shareholder sign name exactly as
                                                it is stenciled hereon.

                                                Note: Please fill in, sign and
                                                return this Proxy in the
                                                enclosed envelope. When signing
                                                as Attorney, Executor,
                                                Administrator, Trustee or
                                                Guardian, please give full title
                                                as such. If holder is a
                                                corporation, please sign the
                                                full corporate name by
                                                authorized officer. Joint Owners
                                                should sign individually.
                                                (Please note any change of
                                                address on this Proxy).

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              THE SCOTTS COMPANY.

                                   Proxy Card